SEC File No.: 333-109313
Filed pursuant to Rule 424(b)(3) and 424(c)

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated December 29, 2003)

21st Century Holding Company

816,100 Redeemable Warrants
612,075 Shares of Common Stock

This Prospectus Supplement supplements and amends the Prospectus dated December 18, 2003 (the “Prospectus”), the Prospectus Supplement No. 1 dated January 17, 2006 and Prospectus Supplement No. 2 dated January 25, 2006 (collectively, the “Prospectus Supplements”) relating to the resales from time to time by holders (the “Selling Securityholders”) of Shares (“Shares”) of our common stock issuable upon exercise of the Warrants. This Prospectus Supplement should be read in conjunction with the Prospectus and the Prospectus Supplements which are to be delivered with this Prospectus Supplement No. 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 1, 2006.

OVERVIEW

Our shares are listed for trading on the NASDAQ Global Market under the symbol “TCHC.” On August 31, 2006, the closing sales price of one share of our common stock was $15.47 per share.

The Shares of our common stock that are being registered for resale were acquired by our Selling Securityholders upon the exercise of warrants (“Warrants’) which were trading on the NASDAQ Global Market under the symbol, “TCHCW”. These Warrants expired on July 31, 2006 and were deregistered from trading on the NASDAQ Global Market on that day.

SELLING SECURITYHOLDERS

The information in the table appearing under the heading “Selling Securityholders” adds information with respect to persons not previously listed in the Prospectus and the Prospectus Supplements as Selling Securityholders and supersedes information for persons previously listed as Selling Securityholders in the Prospectus and the Prospectus Supplements. The information below presents information as of August 31, 2006 regarding the Selling Securityholders and the Shares that the Selling Securityholders may offer and sell from time to time under this Prospectus. The table is prepared based on information supplied to us by the Selling Securityholders.

Although we have assumed for purposes of the table below that the Selling Securityholders will sell all of the Shares offered by this Prospectus, no assurances can be given as to the actual number of Shares that will be resold by the Selling Securityholders or that will be held by the Selling Securityholders after completion of the resales. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of the Shares in transactions exempt from the registration requirements of the Securities Act since the date the Selling Securityholders provided the information regarding their securities holdings. Information concerning the Selling Securityholders may change from time to time and changed information will be presented in a supplement to this Prospectus Supplement, if and when necessary and required.

None of the Selling Securityholders has been within the last three years, or is currently, affiliated with the Company. OTAPE Investments LLC, a Selling Securityholder, purchased its Warrants together with a 6% subordinated note (“Note”) in our July 2003 private offering of Notes and Warrants and exercised its Warrants in July 2006. All other Selling Securityholders purchased Warrants in the open-market, subsequently exercised the Warrants and we are registering the resale of the underlying Shares in this Prospectus Supplement.

	Ownership of Securities Before Offering		Number Offered By Selling	Ownership of Securities After Offering
Selling Securityholder	Number	Percent	Shareholder
OTAPE Investments LLC	19,617	*	19,617	0	*
OTA, LLC	18,000	*	18,000	0	*
Cedric Fricke	15,956	*	15,956	8,456	*
Youg & Usha Ganju	75	*	75	0	*
SEI Private Trust Co.	2,499	*	2,499	0	*
Capitalia Informatica S.P.A.	375	*	375	0	*
John Robert Blankenship	300	*	300	0	*
Akhil Johri & Shashi Johri JTWROS	600	*	600	0	*
Grady F. Burrow MAC	750	*	750	0	*
Home Ltd	750	*	750	0	*
Golden Springs Int’l Co. Ltd	525	*	525	0	*
Robert A. Kolanz & Nancy C. Kolanz JTWROS	225	*	225	0	*
David L. Edelman MD TTEE	750	*	750	0	*
Mary Louis Downing / IRA Rollover #1	642	*	642	0	*
Glenn Richard Ehreshmann IRA S E P Plan	2,250	*	2,250	0	*
L. Stephen Kikar	2,101	*	2,101	0	*
Patricia S. Gordon	3,000	*	3,000	0	*
James Huber & Harriet Huber TTEE UTD James Huber & Harriet Huber Revocable Living Trust	375	*	375	0	*
Alfonso C. Roger MD & Hortencia Roger TTEES La Paz Medical Clinic Inc MPPP	2,250	*	2,250	0	*
Neil G. Johnson Ctdn Eric G. Johnson Under CA UTMA	750	*	750	0	*
Lake Street Fund LP A/C #1	18,108	*	18,108	0	*
Frank B. Mapel & Mona T. Mapel TTEES Mapel Family Living Trust	3,000	*	3,000	0	*
Anil Chandwani TTEE Anil Chandwani Rev Trust	300	*	300	0	*
Clifford J. Merlo TTEE Clifford J. Merlo Intervivos Tr	3,000	*	3,000	0	*
Thomas K. Nash	225	*	225	0	*
Neil G. Johnson MD TTEE Neil G. Johnson MD Inc. Money Purchase Pension Plan	2,250	*	2,250	0	*
Laura Pearson TTEE John E. Pearson IRR Trust	450	*	450	0	*
Frank P. Schweitzer - KEOGH Del Char Guar & Trust Co	3,000	*	3,000	0	*
Hermina Schweitzer	4,325	*	4,325	0	*
David R. Grosser & Carol F. Yourman	150	*	150	0	*
T.K. Woods, Jr.	600	*	600	0	*

	Ownership of Securities Before Offering		Number Offered By Selling	Ownership of Securities After Offering
Selling Securityholder	Number	Percent	Shareholder
Donald Weikert	3,900	*	3,900	0	*
Matthew J. Wasielewski TTE Yarmouth Reasearch Tech PSRP	300	*	300	0	*
Janet L. Veneto	675	*	675	0	*
Victoria Van Patten	525	*	525	0	*
D. Thomas Custodian for Daniel J. Thomas	225	*	225	0	*
Donna C. Thomas	450	*	450	0	*
Patricia Tabliamonti	450	*	450	0	*
Madlyn Shanel	1,425	*	1,425	0	*
Steven L. Schwartz	525	*	525	0	*
Nancy Bartlett-Ryder	75	*	75	0	*
Syed s. Rizvi	1,500	*	1,500	0	*
Peter M. Reveno	3,000	*	3,000	0	*
Lynne K. Reveno	750	*	750	0	*
Dennis S. Poe TTEE Dennis S. Poe MD PC PSRP	1,500	*	1,500	0	*
Morton Olin	750	*	750	0	*
Betsy Newell	225	*	225	0	*
Karen R. New pouni	75	*	75	0	*
Caroline K. Motschman	150	*	150	0	*
John A. Letendre	225	*	225	0	*
Deborah L. Sweet Lamura	1,950	*	1,950	0	*
N. Kenneth Lamura TTEE #2 N Keneth Lamura DDS PSRP	300	*	300	0	*
Edward Kittredge	2,175	*	2,175	0	*
Edward F. Kittredge TTEE Professional Profiles, Inc.	75	*	75	0	*
Steven H. Janney	225	*	225	0	*
Richard B. Janney	300	*	300	0	*
Richard B. Janney TTEE Richard B. Janney PSRP	375	*	375	0	*
B. Cunha & N. Ibrahim TTEE Cunha & Ibrahim PSRP	225	*	225	0	*
M. Hatem & P. Donovan TTEE Hatem, Donovan & Kacavas PSRP	75	*	75	0	*
Steven G. Grant	450	*	450	0	*
Richard L. Grant	825	*	825	0	*
Janice D. Gillespie	225	*	225	0	*
S. Gibbons Beneficiary	525	*	525	0	*
Sandra A. Foerstner	375	*	375	0	*
Anne Gibbons Small Roth IRA	450	*	450	0	*
James G. Cudmore IRA Rollover	1,050	*	1,050	0	*
Robert Chavez PC PSP	975	*	975	0	*
Dr. Robert E. Chaves, DDS	1,725	*	1,725	0	*
Marilyn R. Asaif	300	*	300	0	*
Alfred A. Bleu IRA	150	*	150	0	*
W. Henry Baughman	975	*	975	0	*
Joseph R. Asaif IRA Rollover	3,750	*	3,750	0	*

	Ownership of Securities Before Offering		Number Offered By Selling	Ownership of Securities After Offering
Selling Securityholder	Number	Percent	Shareholder
William L. Alden	375	*	375	0	*
Adkins & Kelston PC MPPP	750	*	750	0	*
Adkins & Kelston PC PSRP	675	*	675	0	*
Janice O. Aaron IRA Rollover	2,625	*	2,625	0	*
The Gilbert Wolsky 1997 Rev Trust	3,900	*	3,900	0	*
Betty C. Watson Trust	600	*	600	0	*
Tanya J. Stivers Trust	750	*	750	0	*
1999 Shore Family Trust	375	*	375	0	*
SFA Big 8 Investments	675	*	675	0	*
Vladimire & Lena Sanikosky	747	*	747	0	*
Jasjeet & Satinder Sangha	1,800	*	1,800	0	*
David & Famiko Ojima Rev Trust	675	*	675	0	*
Nandi Charitable Remainder Trust	825	*	825	0	*
Sharan & Shashi Nandi	150	*	150	0	*
Karan Lu Miller IRA Rollover	900	*	900	0	*
Hong-Yee Lin & Ju-Chu Lin	150	*	150	0	*
John F. Lehrer Rev Trust	75	*	75	0	*
Benjamin J. Kripke IRA Rollover	600	*	600	0	*
Ronald Garevas IRA	1,050	*	1,050	0	*
Michael J. Duffy IRA Rollover	900	*	900	0	*
John & Wendy Doody	150	*	150	0	*
Timothy E. Donnelly	225	*	225	0	*
Alan K. Derkazarian	4,200	*	4,200	0	*
Lorraine Denis	375	*	375	0	*
Denis T.C. Chan Trust	1,500	*	1,500	0	*
Denis T.C. Chan MD Inc MMP	1,425	*	1,425	0	*
Liane W. Atlas IRA Follover	150	*	150	0	*
Robert C. Abbe & Elizabeth J. Barker	600	*	600	0	*

_________
* Less than 1%.

The Selling Securityholders listed above have provided us with additional information regarding the individuals or entities that exercise control over each Selling Securityholder. The proceeds of any sale of Shares pursuant to the Prospectus and the Prospectus Supplements will be for the benefit of the individuals that control the selling entity.

The following is a list of the Selling Securityholders and the entities that may exercise the right to vote or dispose of the shares owned by each Selling Securityholder:

•  OTAPE Investments LLC is wholly-owned by OTA Financial Group, LP (“OTA Financial”). Ira Levanthal, through affiliated entities, serves as the general partner of OTA Financial and is deemed to have voting and dispositive power of the shares beneficially owned by OTAPE Investments LLC and OTA Financial.

•  OTA LLC is majority-owned by OTA Financial Group, LP (“OTA Financial”). Ira Levanthal, through affiliated entities, serves as the general partner of OTA Financial and is deemed to have voting and dispositive power of the shares beneficially owned by OTA LLC and OTA Financial.

PLAN OF DISTRIBUTION

The Selling Securityholders and any pledgees, donees, transferees or other successors in interest of the Selling Securityholders (collectively, all shall be referred to as the “Selling Securityholders”) may sell their Shares in various ways and at various prices. Some of the methods by which the Shares may be sold include:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

•	privately negotiated transactions;

•	block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker or dealer as principal and resale by that broker or dealer for the Selling Securityholder’s account under this prospectus on the Nasdaq National Market at prices and on terms then-prevailing in the market;

•	sales under Rule 144, if available, rather than using the Prospectus and any prospectus supplements;

•	a combination of any of these methods of sale; and

•	any other legally permitted method.

The applicable sales price may be affected by the type of transaction.

When selling Shares, the Selling Securityholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering the Prospectus, the Prospectus Supplements and this Prospectus Supplement and any other supplements or amendments to these documents to each purchaser. We may file any supplements, amendments or other necessary documents in compliance with the Securities Act that may be required if a Selling Securityholder defaults under any customer agreement with brokers.

Brokers and dealers may receive commissions or discounts from the Selling Securityholders or, if the broker-dealer acts as agent for the purchaser of the Shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders in connection with any sales of the Shares.

The Selling Securityholders and any broker-dealers or agents that participate with a Selling Securityholders in sales of the Shares may, in certain instances, be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of certain states, the Shares may be sold in those states only through registered or licensed broker-dealers. In addition, the Shares may not be sold unless the Shares have been registered or qualified for sale in the relevant state or unless the Shares qualify for an exemption from registration or qualification.

We have agreed to pay all of our out-of-pocket expenses and our professional fees and expenses incident to the registration of the Shares. The Selling Securityholders and other persons participating in any distribution of the Shares offered under this Prospectus and the Prospectus Supplements are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the Shares.